Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-178586 on Form S-1 of (i) our report dated December 16, 2011 relating to the statements of historical revenues and direct operating expenses of the Underlying Properties and (ii) our report dated December 16, 2011 relating to the statement of assets and trust corpus of Whiting USA Trust II, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Denver, Colorado

January 30, 2012